                                                                   EXHIBIT 10.2

*Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                       MANUFACTURING AND SUPPLY AGREEMENT

        This MANUFACTURING AND SUPPLY AGREEMENT (the "Agreement") is entered into as of October 26, 2001 (the "Signing Date") and made effective as of the Effective Date (as defined below) between CORIXA CORPORATION, a Delaware corporation, with its principal place of business at 1124 Columbia Street, Suite 200, Seattle, WA 98104, U.S.A. ("Corixa Corporation"), and AMERSHAM PLC, a company incorporated under the laws of England, with its principal place of business at Amersham Place, Little Chalfont, Buckinghamshire, England HP7 9NA ("Amersham"). Both Corixa and Amersham are referred to individually as a "Party" and collectively as the "Parties."

        WHEREAS, Corixa and Amersham are parties to a development, commercialization and license agreement of even date herewith wherein Corixa and Amersham shall develop, and Corixa grants Amersham rights to commercialize, Bexxar, Corixa's proprietary antibody product, in Europe for the treatment of humans (the "License Agreement"); and

        WHEREAS, in order to carry out the development and commercialization goals expressed by the Parties in the License Agreement, Amersham desires to obtain bulk and finished antibody for products from Corixa and Corixa is willing to provide such antibody on the terms and conditions hereof; and

        NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

        1.     DEFINITIONS

        The capitalized terms in this Agreement that are not defined below shall have the meanings set forth in the License Agreement. The following terms shall have the following meanings as used in this Agreement:

                1.1 "AMERSHAM IODINE I 131 TOSITUMOMAB" shall mean any Iodine I 131 Tositumomab that Amersham or its agent prepares from Tositumomab.

                1.2 "BI PHARMA AGREEMENTS" shall mean the Supply Agreement between Coulter and Boehringer Ingelheim Pharma KG dated November 3, 1998 and the Contract Research and Development Agreement between Coulter and Dr. Karl Thomae GmbH dated October 22, 1997.

                1.3 "CLINICAL TRIAL" shall mean a trial, conducted by a Party or a licensee of a Party, in which a Product is administered to humans with the goal of generating data (a) to support an application for Regulatory Approval of such Product or (b) for purposes of marketing the Product.

                1.4 "CONTROLLED" means, with respect to any gene, protein, compound, material, Information or intellectual property right, that the Party owns or has a license to such gene, protein, compound, material, Information or intellectual property right and has the ability to grant to the other Party access, a license or a sublicense (as applicable) to such gene, protein, compound, material, Information or intellectual property right on the terms and conditions set forth herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

                1.5 "CORIXA" shall mean Corixa Corporation and its Affiliates.

                1.6 "CORIXA INTELLECTUAL PROPERTY RIGHTS" shall mean all Intellectual Property Rights in existence on the Effective Date that are Controlled by Corixa during the term of this Agreement, including those Patents set forth in Exhibit A (which Corixa may update from time to time).

                1.7 "CORIXA IODINE I 131 TOSITUMOMAB" shall mean any Iodine I 131 Tositumomab that Corixa provides to Amersham hereunder.

                1.8 "CORIXA TERRITORY" shall mean all countries and territories of the world except those in the Territory.

                1.9 "DILIGENT EFFORTS" means the carrying out of obligations or tasks in a sustained manner consistent with the efforts a Party devotes to a product or a development or marketing project of similar market potential, profit potential or strategic value resulting from its own efforts, based on conditions then prevailing.

                1.10 "EFFECTIVE DATE" shall mean the First Closing Date, as such term is defined in the Stock Purchase Agreement.

                1.11    "EUROPEAN FACILITY" shall have the meaning set forth in
Section 3.3(a).

                1.12 "FULLY ALLOCATED COST" shall mean the direct and indirect costs of Tositumomab provided by Corixa to Amersham or Corixa Iodine I 131 Tositumomab and shall be computed in accordance with United States generally accepted accounting principles, consistently applied. To the extent that any such costs arise from activities performed for Amersham as well as other Corixa partners for the Product, the amounts allocated to Amersham shall be a fair, pro rata allocation based upon the performance for Amersham relative to the performance for other Corixa partners for the Product. Fully Allocated Cost shall include without limitation:

                        (a) cost and expenses incurred by Corixa, including, but not limited to, payments owed by Corixa to Third Parties (including Third Party licensors such as Dana Farber and University of Michigan), for the manufacture or supply to Amersham of such Tositumomab or Corixa Iodine I 131 Tositumomab, including, but not limited to, the transfer price for such antibody, cancellation payments (limited to Amersham cancellations), payments related to failed batches (to the extent not otherwise charged to Amersham pursuant to this Agreement), readiness payments, and facilities charges owed to such Third Parties, plus

                        (b)     QA/QC Costs, plus

                        (c) If applicable, the cost of forward foreign currency contracts to protect against risk of changes in foreign exchange rates, provided that such costs are approved in advance by the Parties, plus

                        (d) Corixa's internal and external expenses, including out-of-pocket expenses and employee expenses, if any, with respect to freight and tariffs associated with transporting Tositumomab or Corixa Iodine I 131 Tositumomab from the source of manufacture to the end user, inclusive of interim points of delivery, but excluding any such costs which are separately invoiced to a customer, plus

                        (e) The cost of Corixa employees engaged in Tositumomab or Corixa Iodine I 131 Tositumomab manufacturing-related activities, including, without limitation, employees engaged in oversight of manufacture by Third Parties, plus

                        (f) A reasonable allocation, with respect to such Tositumomab or Corixa Iodine I 131 Tositumomab, of Corixa's: (i) indirect labor (to the extent not previously included in (d) or (e)), (ii) administrative costs, and (iii) facilities costs including electricity, water, sewer, waste disposal, property taxes, and depreciation over the expected life of buildings and equipment. Such allocations shall be in accordance with reasonable cost accounting methods, consistently applied, of Corixa.

                1.13 "GOOD CLINICAL PRACTICE" or "GCP" shall mean the then current standards for clinical trials for pharmaceuticals, as set forth in (i) the rules and regulations of the International Conference on Harmonization, and
(ii) any other applicable requirements for clinical trial activities under the laws, rules or regulations of the Territory.

                1.14 "GOOD LABORATORY PRACTICE" or "GLP" shall mean the then current standards for laboratory activities for pharmaceuticals, as set forth in the FD&C Act and applicable regulations and guidances promulgated thereunder, including without limitation the Code of Federal Regulations, as amended from time to time, and any other applicable requirements for laboratory activities under the laws, rules or regulations of the Territory.

                1.15 "GOOD MANUFACTURING PRACTICE" or "GMP" shall mean the current standards for the manufacture of pharmaceuticals, as set forth in the FD&C Act and applicable regulations and guidances promulgated thereunder, including without limitation the Code of Federal Regulations, as amended from time to time, and any other applicable manufacturing requirements under the laws, rules or regulations of the Territory.

                1.16 "INFORMATION" means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

                1.17 "INITIAL APPROVAL CLINICAL TRIALS" shall have the meaning set forth in the License Agreement.

                1.18 "INITIAL DEVELOPMENT PLAN" shall have the meaning set forth in the License Agreement.

                1.19 "INTELLECTUAL PROPERTY RIGHTS" shall mean all Patents, copyrights, regulatory filings, Know-How, or any other intellectual property other than trademarks, that are Controlled during the term of this Agreement by a Party or jointly by the Parties and that relate to the development, manufacture, importing, use, marketing and/or sale of the Product. The term "Intellectual Property Rights" shall include any rights obtained by either Party from a Third Party, subject to the terms and conditions of the agreements in which such rights were conferred. The term "Intellectual Property Rights," however, shall not include Patents, copyrights, regulatory filings, know-how and/or trade secrets, or any other intellectual property of either Party for the manufacture or purification of monoclonal antibodies, whether developed prior to or after the Effective Date.

                1.20 "INVENTION" means any invention, development, result, Know-How or other Information, and all intellectual property relating thereto, made, discovered or developed (i) solely by a Party and its employees or agents pursuant to work performed under the Agreement or (ii) jointly by the Parties and their employees or agents pursuant to work performed under the Agreement.

                1.21 "IODINE I 131 TOSITUMOMAB" shall mean any therapeutic, prophylactic or palliative product containing or comprising the composition of matter conjugated with 131Iodine that was one of the active agents tested in Corixa's clinical trial with Protocol No. RIT-II-004 as referred to in that Protocol as [*] anti CD20 murine monoclonal antibody.

                1.22 "JOINT OTHER INVENTIONS" means any and all Other Inventions made jointly by employees or agents of both Parties pursuant to work conducted under the Agreement.

                1.23 "KNOW-HOW" shall mean any technical information that is secret and identified.

                1.24 "NET SALES" shall mean gross amounts invoiced for sales of the Product in the Territory by either Party, its Affiliates or sublicensees, as appropriate, to Third Parties, less the following items: (i) trade, quantity and cash discounts or rebates actually allowed and taken and any other adjustments, including, without limitation, those granted on account of price adjustments, billing errors, rejected goods, damaged goods and recall returns;
(ii) credits, rebates, charge-back and prime vendor rebates, fees, reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions


* Confidential Treatment Requested
or health care organizations; (iii) any tax, tariff, customs duties, excise or other duties or other governmental charge (other than an income tax) levied on the sale, transportation or delivery of a Product and borne by the seller thereof; (iv) payments or rebates paid in connection with sales of Products to any governmental or regulatory authority in respect of any medical insurance funded by a state or federal government; and (v) any charge for freight, insurance or other transportation costs charged to the customer. For clarity, Net Sales shall not include: sales of the Product by and between a Party and its Affiliates (except where such Affiliates are end users).

                1.25 "NORDION AGREEMENTS" shall mean (a) the Supply Agreement between Coulter Pharmaceutical, Inc. and MDS Nordion Inc. dated August 31, 1998;
(b) the Supply Agreement for I-131 between Coulter Pharmaceutical, Inc. and MDS Nordion, Inc. dated September 13, 2000; (c) the Development Agreement between Coulter Pharmaceutical, Inc. and MDS Nordion, Inc. dated November 13, 1995; and
(d) the Facilities Agreement between Coulter Pharmaceutical, Inc. and MDS Nordion, Inc. dated August 31, 1998.

                1.26 "OTHER INVENTION" means any Invention that is not a Product Invention.

                1.27 "PATENT" means (i) unexpired letters patent (including inventor's certificates) that have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (ii) pending applications for letters patent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

                1.28 "PRODUCT" shall mean (a) Iodine I 131 Tositumomab as defined in Section 1.21 or (b) any therapeutic, prophylactic or palliative product containing or comprising Tositumomab as defined in Section 1.37 for use in connection with a Iodine I 131 Tositumomab, in any formulation or mode of administration.

                1.29 "PRODUCT INVENTION" means any Invention that pertains solely to or the sole use of which is limited to, the Product or its development, manufacture or use.

                1.30 "QA/QC COSTS" shall mean Corixa's internal and external costs of quality assurance and quality control work performed by or on behalf of Corixa related to Product release and Product testing of Tositumomab and Corixa Iodine I 131 Tositumomab, but only to the extent that such quality assurance and quality control work is required by the FDA or other relevant regulatory authorities. QA/QC Costs shall include a reasonable allocation of Corixa's facility overhead, and shall include any allocation of the costs of establishing or validating a facility or any costs of excess capacity directly related to Tositumomab.

                1.31 "SOLE OTHER INVENTIONS" means any and all Other Inventions made, discovered or developed solely by a Party and its employees or agents pursuant to work performed under the Agreement.

                1.32 "SPECIFICATIONS" shall mean the requirements and standards pertaining to Tositumomab or Iodine I 131 Tositumomab (depending upon context) and consistent with filings made for Regulatory Approval and all relevant written agreements between Corixa and a Third Party with respect to manufacture or supply of Tositumomab, Iodine I 131 Tositumomab or Product, which specifications are set forth in the BLA identified by Biologics License Application Submission Tracking Number 125011, provided that such specifications may be modified in writing by the Parties from time to time as follows: any modifications to the Specifications shall be reasonably acceptable to both Parties or required for approval of the Product in the Territory and shall be reasonably consistent with respect to products manufactured by or on behalf of Corixa for use in markets in the Corixa Territory. The Specifications shall be release or stability specifications, as applicable, and each reference to Specifications shall mean the type of such Specifications appropriate to the context.

                1.33 "STOCK PURCHASE AGREEMENT" shall mean that certain Stock Purchase Agreement entered into between Corixa Corporation and Nycomed, Inc. as of the Signing Date.

                1.34 "TERRITORY" shall mean the countries and territories of Europe set forth on Exhibit B of the License Agreement.

                1.35 "THERAPY" shall mean two doses of Tositumomab and two doses of Corixa Iodine I 131 Tositumomab (one for dosimetric purposes and one for therapeutic purposes, including "top-off" vials) for administration to a single patient, unless otherwise adjusted by mutual agreement of the Parties.


                1.36    "THIRD PARTY" means any entity other than (i) Corixa,
(ii) Amersham or (iii) an Affiliate of either of them.

                1.37    "TOSITUMOMAB" shall mean the composition of matter that
(i) has not been conjugated with 131Iodine or any other isotope, molecule, compound or moiety and (ii) was administered to patients in Corixa's clinical trial with Protocol No. RIT-II-004 as referred to in that Protocol as [*] anti CD20 murine monoclonal antibody. Except as otherwise specified in this Agreement, Tositumomab shall mean both bulk and filled material.

                1.38    "TRANSFER PRICE" shall have the meaning set forth in
Section 4.1(a).

        2. GENERAL UNDERSTANDING. Pursuant to the BI Pharma Agreements and the Nordion Agreements, Corixa has the ability to have Tositumomab and Corixa Iodine I 131 Tositumomab manufactured and supplied to it and its licensees. Under this Agreement, Corixa will provide certain amounts of Tositumomab and Corixa Iodine I 131 Tositumomab for use in the Initial Approval Clinical Trials and to Amersham for Amersham's use in the Territory in accordance with the License Agreement. Amersham acknowledges and understands that Corixa's ability to supply Tositumomab and Corixa Iodine I 131 Tositumomab to Amersham under this Agreement is limited by the BI Pharma Agreements, the Nordion Agreements and Corixa's agreements with other suppliers and other licensees, including Glaxo SmithKline.

* Confidential Treatment Requested

Amersham hereby agrees to be legally bound by and to comply with all applicable (as a result of this Agreement) provisions of the BI Pharma Agreements and the Nordion Agreements. Corixa shall consult with Amersham before entering into a new supply agreement during the term of this Agreement to replace or supplement the BI Pharma Agreements.

        3.      MANUFACTURING AND SUPPLY OF ANTIBODY.

                3.1     TOSITUMOMAB.

                        (a) OVERVIEW. Except as set forth in Sections 3.1(e) and 3.11, and subject to availability of Tositumomab and Amersham's compliance with the terms and conditions of this Agreement and the License Agreement, Corixa shall use commercially reasonable efforts to have manufactured and supply to Amersham all of its requirements in the Territory for Tositumomab in accordance with the BI Pharma Agreements and the volume allocation methodology set forth in Section 3.11. Amersham shall pay for such Tositumomab as set forth in Article 4. Except as set forth in Section 3.1(e), Amersham shall obtain from Corixa all of Amersham's requirements for Tositumomab in the Territory, whether for development or commercial sale.

                        (b)     FORECASTS AND ORDERING.

                                (i)     Corixa has already submitted to BI
Pharma the forecast shown in Exhibit A for the supply of Tositumomab to Amersham, including the supply of Tositumomab designated for use in an Initial Approval Clinical Trial, for the period from the Effective Date until December 31, 2003 (the "Corixa Forecast"). Within thirty (30) days after the approval by the JDC of the Initial Development Plan, and no later than the tenth (10th) day of the second month of each calendar quarter thereafter, Amersham shall furnish to Corixa a written rolling three (3) year forecast of its anticipated purchase of bulk Product (including Tositumomab to be used in the manufacture of Corixa Iodine I 131 Tositumomab or Amersham Iodine I 131 Tositumomab) or filled and finished Product for the Territory which shall be consistent with the terms and conditions of the BI Pharma Agreements (the "Amersham Forecast"). Each Amersham Forecast shall cover a three (3) year forecast period starting the first (1st) day of the second calendar quarter after the quarter in which Amersham provided such Amersham Forecast to Corixa. The Amersham Forecast shall be submitted to Corixa in the format specified in writing by Corixa. Unless the JDC agrees otherwise, Amersham shall include in the Amersham Forecasts and shall specifically identify within the Amersham Forecasts, those quantities of Tositumomab intended for use in an Initial Approval Clinical Trial in the Territory, as decided by the JDC or Corixa pursuant to Section 4.6 of the License Agreement.

                                (ii)    Subject to subsection (iii) below,
Amersham shall be obligated to purchase from Corixa those portions of the Amersham Forecasts that are binding in accordance with the criteria set forth in Appendix 2B of the BI Pharma Agreement. Amersham shall pay Corixa, in accordance with the terms of Article 4 of this Agreement, for all such quantities of Tositumomab.

                                (iii)   Corixa shall be obligated, for the
period from the Effective Date until the end of an Initial Approval Clinical Trial, to pay for all Tositumomab designated for use in an Initial Approval Clinical Trial in the Territory, to the extent that such Tositumomab is manufactured pursuant to a binding portion of the Corixa Forecast or an Amersham Forecast. All amounts paid by Corixa pursuant to this subsection 3.1(b)(iii) shall be included in the Development Budget for the Initial Approval Clinical Trials and shall be Initial Approval Trials Costs for the Initial Approval Clinical Trials and subject to the terms and conditions of the License Agreement, including but not limited to Section 5.2(a)(iii) thereof.

                                (iv)    In the event that Corixa is informed by
BI Pharma that BI Pharma, pursuant to Section 3.1.2 of the BI Pharma supply agreement, will not be able to supply enough Tositumomab to satisfy Amersham's projected requirements for Tositumomab during a particular period, Corixa shall inform Amersham of such projected shortfall and Section 3.1(e) shall apply.

                        (c) DELIVERY; SHIPMENT; TITLE. It is anticipated that BI Pharma will manufacture Tositumomab twice a year. Tositumomab will be delivered to Amersham FOB at the manufacturing facility of BI Pharma or an alternate Corixa supplier. "FOB" shall be construed in accordance with INCOTERMS 2000 of the International Chamber of Commerce. Amersham shall be the importer of record for all Tositumomab delivered hereunder. Title to individual shipments of Tositumomab that are not designated for use in an Initial Approval Clinical Trial shall pass to Amersham upon Amersham's payment of that portion of the Transfer Price set forth in Section 4.1(a)(i). Amersham shall bear the responsibility for all expenses related to the delivery of Tositumomab from BI Pharma to Amersham's storage facility.

                        (d) VIAL LABELING; STORAGE. Amersham shall vial label, store and distribute Tositumomab in accordance with (i) Corixa's and BI Pharma's Specifications for vial labeling and storage and (ii) all applicable laws, rules and regulations. It shall be Amersham's sole responsibility to establish and maintain a site for such activities. Distribution of Tositumomab hereunder shall be in accordance with Section 3.4.

                        (e) CORIXA INABILITY TO SUPPLY. If Corixa is unable to supply any Tositumomab to Amersham due to BI Pharma's inability to supply as set forth in Section 3.1.2 of the BI Pharma Agreement, Corixa shall have the right to establish a second source of Tositumomab and Amersham shall remain obligated to obtain all Tositumomab from Corixa. If by ninety (90) days after the date of the most recent delivery of Tositumomab to Amersham, Corixa has not established a second source, then Corixa shall provide Amersham with a written description of its plan to establish such a second source within the next ninety
(90) days. If Corixa does not successfully establish a second source of Tositumomab within one hundred eighty (180) days following the date of the most recent delivery of Tositumomab to Amersham, then Corixa shall grant to Amersham the license set forth in Section 2.1(c) of the License Agreement and Amersham will thereafter have the right to supply such antibody itself at its expense.

                3.2     CORIXA IODINE I 131 TOSITUMOMAB.

                        (a) OVERVIEW. Except as set forth in Section 3.11 and subject to Amersham's compliance with the terms and conditions of this Agreement, Corixa shall use commercially reasonable efforts to provide Corixa Iodine I 131 Tositumomab to Amersham until the earlier of: (i) the first date that Amersham is able to manufacture Amersham Iodine I 131 Tositumomab in sufficient quantities to fulfill its requirements for Iodine I 131 Tositumomab,
(ii) December 31, 2003, or (iii) Nordion's last date of production in 2003 for Corixa Iodine I 131 Tositumomab. In no event will Corixa be obligated to supply Corixa Iodine I 131 Tositumomab to Amersham after December 31, 2003. Corixa will supply Corixa Iodine I 131 Tositumomab to Amersham in accordance with the Nordion Agreements and the volume allocation methodology set forth in Section
3.11. Amersham acknowledges that such supply may be subject to delays or interruptions due to suspended production during periods of Nordion's scheduled maintenance of its facilities in accordance with Section 5.3 of the Nordion Supply Agreement dated August 31, 1998. Amersham shall pay for Corixa Iodine I 131 Tositumomab as set forth in Article 4.

                        (b) ANTICIPATED NUMBER OF THERAPIES. Corixa anticipates being able to provide the number of Therapies set forth below in the Territory in the specified calendar years:

                            Calendar Year            Maximum Number of Therapies
                            -------------            ---------------------------
                                2001                              [*]
                                2002                              [*]
                                2003                              [*]

        The foregoing estimates are based on assumptions that: (i) the demand for Corixa Iodine I 131 Tositumomab in the Territory will be spread evenly throughout each calendar year and (ii) the percentage of patients requiring a second vial of Corixa Iodine I 131 Tositumomab will not exceed [*]%. Amersham acknowledges that if one or both of these assumptions is not correct, then Corixa's ability to provide the anticipated number of Therapies will be adversely affected and the number of available Therapies will be adjusted accordingly.

        If Corixa becomes able to supply more than the specified number of Therapies in calendar year 2001, 2002 or 2003, then the Parties will mutually agree whether Corixa will provide additional Therapies in the Territory. Notwithstanding the foregoing, Amersham acknowledges and agrees that Corixa may be unable to meet the anticipated Therapy requirement for the Territory for a specified week or a specified year even if the amounts of Corixa I 131 Tositumomab ordered by Amersham are in weekly amounts balanced over the applicable calendar year.

                        (c)     FORECASTS AND ORDERING.

                                (i)     Within thirty (30) days after the
approval of the Initial Development Plan, Amersham shall provide Corixa with its projected requirements for Corixa



* Confidential Treatment Requested

Iodine I 131 Tositumomab through December 31, 2003 in accordance with the Amersham Forecast mechanism set forth in Section 3.1(b). Unless the JDC agrees otherwise, Amersham shall include in all of its forecasts and firm orders and specifically identify within such forecasts and firm orders, those quantities of Corixa Iodine I 131 Tositumomab intended for use in an Initial Approval Clinical Trial in the Territory, as decided by the JDC or Corixa pursuant to Section 4.6 of the License Agreement. Amersham shall update such forecast for its entire projected requirements of Corixa Iodine I 131 Tositumomab quarterly. Such forecasts shall be consistent with the quantities of Corixa I 131 Tositumomab set forth in Section 3.2(b).

                                (ii)    On the Effective Date and on the first
day of each month thereafter, Amersham will submit a rolling two (2) month forecast to Corixa for Corixa I 131 Tositumomab in the Territory (the "Corixa I 131 Tositumomab Forecast"). The Corixa I 131 Tositumomab Forecast shall be consistent with (A) the forecasting and ordering mechanisms required under the Nordion Agreements and (B) the quantities of Corixa I 131 Tositumomab set forth in Section 3.2(b). Each Corixa I 131 Tositumomab Forecast shall cover, in weekly amounts, the two (2) months that follow the month in which such forecast was submitted to Corixa.

                                (iii)   Every Monday during the period that
Corixa is supplying Corixa Iodine I 131 Tositumomab to Amersham, Amersham shall place a firm order for all Corixa Iodine I 131 Tositumomab that it wishes to receive, including for so long as applicable the Corixa Iodine I 131 Tositumomab designated for use in an Initial Approval Clinical Trial, during the week that is two weeks after the week of such firm order. Such firm order shall be consistent with the quantities of Corixa I 131 Tositumomab set forth in Section 3.2(b) and shall be considered binding on Amersham. Subject to the next sentence, Amersham shall pay for all Corixa Iodine I 131 Tositumomab delivered pursuant to such a firm order in accordance with Article 4. Corixa shall pay for all Corixa Iodine I 131 Tositumomab delivered pursuant to such a firm order that is designated in such firm order for use in an Initial Approval Clinical Trial in the Territory. Any shortfalls of Corixa I 131 Tositumomab shall be handled as set forth in Section 3.11.

                        (d) DELIVERY; SHIPMENT. The Corixa Iodine I 131 Tositumomab will be delivered to Amersham FOB Nordion's facility. "FOB" shall be construed in accordance with INCOTERMS 2000 of the International Chamber of Commerce. Amersham shall be the importer of record for all Corixa Iodine I 131 Tositumomab delivered hereunder. Title to individual shipments of Corixa Iodine I 131 Tositumomab that are not designated for use in an Initial Approval Clinical Trial shall pass to Amersham upon Amersham's payment of that portion of the Transfer Price set forth in Section 4.1(a)(i). Subject to the next sentence, Amersham shall also bear the responsibility for all expenses related to the delivery of Amersham's portion of Tositumomab to Nordion's facility (which will be coordinated by Corixa) and the subsequent delivery of Corixa Iodine I 131 Tositumomab from Nordion's facility to Initial Approval Clinical Trial sites, Subsequent Clinical Trial sites and Amersham's customers in the Territory. Corixa shall bear the foregoing costs for all Corixa Iodine I 131 Tositumomab that is designated for use in an Initial Approval Clinical Trial. Distribution of Corixa Iodine I 131 Tositumomab for use in an Initial Approval Clinical Trial shall be in accordance with Section 3.4.

                        (e) INITIAL APPROVAL TRIAL COSTS. All amounts paid by Corixa pursuant to subsection 3.1(c) and 3.2(d) shall be included in the Development Budget for the Initial Approval Clinical Trials and shall be Initial Approval Trials Costs for the Initial Approval Clinical Trials and subject to the terms and conditions of the License Agreement, including but not limited to
Section 5.2(a)(iii) thereof.

                3.3     AMERSHAM IODINE I 131 TOSITUMOMAB.

                        (a) No later than December 31, 2003 or the later date agreed in writing by the Parties (such date shall take into account the date upon which the Parties expect Initial Approval for the Product in the Territory and any delays in establishing the radiolabeling facility that are attributable to regulatory agencies and are beyond Amersham's control), Amersham shall establish a radiolabeling facility that, in accordance with all applicable laws and regulations, converts Tositumomab to Amersham Iodine I 131 Tositumomab and supplies all of Amersham's requirements for Iodine I 131 Tositumomab for development and commercial sale in the Territory (the "European Facility"). Amersham may begin supplying Amersham Iodine I 131 Tositumomab at any time prior to December 31, [*] or such agreed date.

                        (b) Within sixty (60) days after the Effective Date, Amersham shall provide Corixa with a timetable for the establishment of the European Facility and a copy of Amersham's full plan (rather than a summary thereof) for the manufacture of Amersham Iodine I 131 Tositumomab, which plan shall include the milestones and timelines set forth on Exhibit B hereto. Amersham shall update such timetable and plan semi-annually, provided that any updates or modifications to the milestones and timelines set forth on Exhibit B shall require Corixa's prior written consent. Corixa may comment on the initial and updated timetables and plans. Amersham's failure to provide the first timetable and the first plan within ninety (90) days after the Effective Date shall constitute a material breach of this Agreement. Amersham shall be responsible for all capital and other expenses related to the establishment of the European Facility and its operation.

                        (c) At the request of Amersham, during the period commencing on the Effective Date and ending three (3) years after the date determined in accordance with Section 3.3(a), Corixa shall provide reasonable assistance, within Corixa's area of expertise, to help Amersham establish and operate the European Facility. Provision of such assistance shall include, but not be limited to, supply of any Corixa know-how which Amersham may require to the extent such Corixa know-how can be provided to Amersham under applicable agreements with Third Parties. In the event that Amersham requests that Corixa perform work, including providing consultation services, under this Section 3.3(c), Amersham shall reimburse Corixa for all out-of-pocket expenses and personnel expenses (at the applicable FTE Rate) incurred by Corixa with respect to such performance within thirty (30) days of receipt of an invoice from Corixa.

                        (d) In the event that based on Amersham's progress against the milestones and timelines set forth on Exhibit B (as may be amended in accordance with


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                                       11

Section 3.3(b)), Corixa makes a good faith determination that the European Facility is not reasonably likely to be completed and available to manufacture and supply Amersham's requirements of Iodine I 131 Tositumomab for development and commercial sale in the Territory by the later of December 31, [*] or the date agreed in writing pursuant to Section 3.3(a), Corixa may give notice to Amersham that Corixa intends to (i) terminate this Agreement and the License Agreement or (ii) adjust the licenses granted by Corixa under the License Agreement to become non-exclusive. Amersham hereby acknowledges that if Corixa proceeds under subsection (ii), (1) the License Agreement shall otherwise remain in full force and effect in accordance with its terms, including, but not limited to, all payment terms, and (2) Corixa shall retain the right to terminate this Agreement pursuant to Section 7.2 on account of Amersham's material breach of this Agreement, including (without limitation) the obligations set forth in Sections 3.3(a) and 3.3(b).

                        (e) Delivery of Tositumomab to the European Facility for radiolabeling will be the responsibility of Amersham. Amersham shall be responsible for all shipping, manufacturing and supply expenses associated with the conversion of Tositumomab to Amersham Iodine I 131 Tositumomab.

                        (f) Amersham shall establish and maintain a site for the vial labeling, storage, allocating and distribution of Amersham Iodine I 131 Tositumomab in accordance with Corixa's and BI Pharma's Specifications and applicable legal and regulatory requirements in the Territory for vial labeling and storage.

                        (g) At the request of Corixa, Amersham shall negotiate in good faith a supply agreement with Corixa pursuant to which Amersham would supply Amersham Iodine I 131 Tositumomab to Corixa for development or commercialization in the Corixa Territory.

                3.4 DISTRIBUTION. Distribution of Tositumomab, Iodine I 131 Tositumomab and Product in the Territory shall be handled exclusively by Amersham and shall be in accordance with applicable law and regulations, including regulations promulgated by nuclear regulatory agencies. Except as set forth below, the expenses related to such distribution shall be solely the responsibility of Amersham. Notwithstanding the foregoing, Corixa may elect to itself or through a Third Party designee distribute some or all of the Tositumomab, Iodine I 131 Tositumomab and Product in the Territory in connection with an Initial Approval Clinical Trial. Corixa, or Amersham at Corixa's request, shall coordinate product release, customs clearance and delivery of Tositumomab, Iodine I 131 Tositumomab and Product to Initial Approval Clinical Trial sites in the Territory. Amersham shall coordinate product release, customs clearance and delivery of Tositumomab, Iodine I 131 Tositumomab and Product to all Subsequent Clinical Trial sites and customer sites in the Territory. All expenses related to the distribution of the Tositumomab, Iodine I 131 Tositumomab and Product designated for use in the Initial Approval Clinical Trials shall be solely the responsibility of Corixa. All amounts paid by Corixa pursuant to this Section 3.4 shall be included in the Development Budget for the Initial Approval Clinical Trials and shall be Initial Approval Trials Costs for the Initial Approval Clinical Trials and subject to the terms and conditions of the License Agreement, including but not limited to Section 5.2(a)(iii) thereof.



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                                       12

                3.5 CUSTOMER ORDERS. Amersham shall establish and maintain infrastructure to collect and collate customer orders for Tositumomab or Iodine I 131 Tositumomab and Product and to transfer information regarding such customer orders to Corixa's order fulfillment system.

                3.6 ENHANCEMENTS. Upon mutual agreement of the Parties to effect one or more Product enhancements in the manufacturing process (including without limitation the [*] at BI Pharma and [*] Iodine-131), the Parties shall cooperate to effect such enhancements. Amersham shall bear all expenses (including, without limitation, the cost of any studies, Clinical Trials and changes in Product manufacturing) for enhancements that are only applicable to the Territory. Amersham shall bear [*] percent ([*]%) of all world-wide expenses (including, without limitation, the cost of any studies, Clinical Trials and changes in Product manufacturing) for enhancements that are applicable throughout the world, provided Amersham has access to such enhancements and has agreed to participate in such enhancement process. Each Party (the "Auditing Party") shall have the right, upon prior written notice to the other Party (the "Audited Party") and at the Auditing Party's cost, to have the certified public accountants of the Auditing Party's choice, bound by confidentiality and reasonably acceptable to the Audited Party, audit Audited Party's books and records to verify the Audited Party's calculations of expenses for enhancements for which the Auditing Party is obligated to pay a percentage of the world-wide expenses therefor. Each Party may exercise this right no more than once per contract year. If Amersham elects not to participate in the development of a particular Product enhancement, then in the event that such Product enhancement would otherwise reduce the Fully Allocated Cost, Amersham nonetheless shall pay a Fully Allocated Cost that does not include such a reduction.

                3.7 MANUFACTURING REGULATORY COMPLIANCE. Any manufacture of Tositumomab and Iodine I 131 Tositumomab for development purposes or commercial sale in the Territory shall be performed in full compliance with GCP, GLP and GMP and all applicable United States laws and regulations (including regulations promulgated by the Nuclear Regulatory Commission or any successor thereto). Amersham will notify Corixa of any regulatory requirements for manufacture of Tositumomab and/or Iodine I 131 Tositumomab for sale in the Territory with which it wishes Third Party manufacturers of Tositumomab and/or Corixa Iodine I 131 Tositumomab to comply. To the extent Corixa can cause such manufacturers to comply with such regulatory requirements, Corixa will do so. To the extent permitted by applicable laws, Amersham or its designee shall serve as the point of contact with the foreign equivalents of the FDA in the Territory and any other applicable governmental entity in the Territory concerning the manufacture and supply of Tositumomab and Iodine I 131 Tositumomab, but may, as appropriate, request the assistance of Corixa with respect to communications with such governmental entities. Amersham shall reimburse Corixa for all out-of-pocket and FTE expenses incurred in connection with providing such assistance.

                3.8 REGULATORY COMPLIANCE. Amersham shall be responsible for establishing and maintaining infrastructure to ensure that Tositumomab or Iodine I 131 Tositumomab and Product comply with applicable drug regulations in the Territory.


* Confidential Treatment Requested

                3.9 QUALITY CONTROL; TESTING. Any Party responsible for the manufacture of Tositumomab or Iodine I 131 Tositumomab shall maintain a quality control and testing program consistent with GMP, as required by the FDA and/or any other governmental entity whether in the United States or part of another applicable foreign jurisdiction, with respect to the manufacture by or on behalf of either Party hereunder; provided that regarding such requirements in the Territory, Corixa shall be obligated to comply only with requirements of the EU itself and not of individual countries or territories within the Territory to the extent such requirements may differ from those of the EU. Corixa shall be entitled to audit the quality control program for the manufacture of Tositumomab and Iodine I 131 Tositumomab that is manufactured by Amersham. Each Party shall bear its own expenses for such audits.

                3.10 NON-COMPLIANCE WITH SPECIFICATIONS. Corixa shall provide to Amersham copies of all analysis certificates and data that Corixa receives from the Third Party manufacturer with respect to Tositumomab or Corixa Iodine I 131 Tositumomab ordered by Amersham hereunder. In the event that Amersham wishes to avail itself of the defective product procedures set forth in Section 5.9 of the BI Pharma Agreement or Section 6.4 of the Nordion Supply Agreement dated August 31, 1998, it shall provide all relevant information to Corixa, in the case of Tositumomab, not more than 15 days after receipt of shipment by Amersham, and, in the case of Corixa I 131 Tositumomab, not more than 5 days after receipt of shipment of Amersham. Corixa shall use commercially reasonable efforts to perform the relevant activity in accordance with Section 5.9 of the BI Pharma Agreement or Section 6.4 of the Nordion Supply Agreement dated August 31, 1998, as applicable. The Parties shall work together, at the [*] expense of [*], to use commercially reasonable efforts to enable Amersham to avail itself of such procedures.

                3.11    ALLOCATION IN THE EVENT OF PRODUCT SHORTAGES.

                        (a) ALLOCATION OF IODINE I 131 TOSITUMOMAB. In the event of shortages in a batch of Iodine I 131 Tositumomab such that either (i) Corixa is unable to supply to Amersham from such batch the amount of Corixa Iodine I 131 Tositumomab estimated to be supplied by Corixa to Amersham per batch in accordance with Section 3.2(b), or (ii) there is insufficient material to supply to Corixa from such batch Corixa's pending order for Iodine I 131 Tositumomab for use in the Corixa Territory, then any Iodine I 131 Tositumomab material produced by Nordion, Kanata, from the facility in existence as of the Effective Date, shall be allocated as follows: [*] percent ([*]%) of the manufactured vials in each batch shall be allocated to the Territory and [*] percent ([*]%) of the manufactured vials in each batch shall be allocated for use by Corixa in the Corixa Territory (rounded to the nearest whole vial on weekly basis). If after the Effective Date, Corixa, alone or together with one or more of Corixa's partners in the Corixa Territory, funds further expansion [*] for production of Iodine I 131 Tositumomab, this expanded capacity shall not be available to Amersham unless Amersham funds an appropriate part of the costs of the additional capacity. If such funding is provided by Amersham, apportionment of available Iodine I 131 Tositumomab for use in the Territory shall be limited to the equivalent percentage of the funding contribution made by Amersham. Shortages of Iodine I 131 Tositumomab which arise from shortages of Tositumomab rather than a capacity constraint

* Confidential Treatment Requested
in connection with radiolabeling shall not be allocated in accordance with this
Section 3.11(a), but rather the available Tositumomab shall be radiolabeled for use in the Territory or Corixa Territory in accordance with the allocation by territory set forth in Section 3.11(b), unless the Parties then agree differently.

                        (b) ALLOCATION OF TOSITUMOMAB. Corixa shall place orders for Tositumomab for use in the Territory following consultation with Amersham and in accordance with the Forecast for the Territory and as agreed upon by the Parties. Corixa shall place orders for use in the Corixa Territory in its own discretion. Any orders placed with BI Pharma or any other vendor of Tositumomab which is a supplier for use both inside and outside of Territory (a "Vendor") shall be a "Vested Order" for purposes of this Section 3.11(b), if it is a firm order which has been accepted by the Vendor and is scheduled for delivery within twenty-four (24) months after the date of such order.

                                (i)     VESTED ORDERS. To the extent that a
Vendor is able to deliver Tositumomab material in accordance with Vested Orders, such material shall be purchased by, and the benefits and risks of ownership shall belong to, the party which was responsible for such portion of the Vested Order. For clarity, Amersham shall purchase that portion of the Vested Order that corresponds to Amersham's estimation of its total requirements of Product contained in Amersham's Forecast corresponding to the same twenty four (24) month period as the Vested Order. Thus, Vested Orders which had been placed for the purpose of supply in the Territory shall be allocated solely to the Territory for use by Amersham and Vested Orders which had been placed for the purposes of supply outside of the Territory shall be allocated solely to Corixa for use outside of the Territory, in each case except by the mutual written agreement of the parties.

                                (ii)    SHORTAGE OF TOSITUMOMAB. Subject to the
terms and conditions of Section 3.1(e), in the event of shortages of Tositumomab, the following rules shall apply:

                                        (1)     If Corixa seeks to place a
Vested Order for Tositumomab and is advised by a Vendor that such Vendor will not accept the full amount of such order, whether such order is for purposes of supply in the Territory or elsewhere in the world, then Corixa shall consult with Amersham regarding the allocation of available supply. Unless the Parties otherwise agree, all future Vested Orders shall be allocated [*]% to the Territory and [*]% for use outside of the Territory so long as such conditions of supply shortage prevail, with each lot being allocated in such pro rata manner. In the event that, over the course of the 12 month period following such Vendor's refusal to accept the full amount of such order, such Vendor also refuses to accept the full amount of each and every subsequent order which Corixa attempts to place as a Vested Order, the Parties shall meet to discuss a plan for remedying such shortage of Tositumomab.

                                        (2)     If a Vendor is unable to deliver
the full amount of a Vested Order, either because the amount delivered is less than the amount ordered or because


* Confidential Treatment Requested
some or all of the delivery is not accepted for any reason, including, without limitation, non-compliance with Specifications, then the available Tositumomab in each calendar year in which a shortage of supply prevails shall be allocated as between the Territory and the rest of the world pro rata on the basis of the aggregate Vested Orders for delivery in that calendar year that had been placed for use in the Territory and in the rest of the world. If the shortfall or failure occurs in a batch which is part of a manufacturing campaign, then the acceptable material manufactured as part of that campaign, and all future deliveries in that calendar year, shall be allocated between the Territory and the rest of the world so as to make the aggregate allocation of material on a year-to-date basis equal, as nearly as practicable, to such pro rata allocation. (Such allocation on a campaign basis could require that material already received as part of the same campaign for use in one territory be redesignated for use in a different territory, if such redesignation is necessary in order to achieve the specified pro rata allocation. However, material received as part of previous campaigns shall not be redesignated except by mutual consent.) As used herein, a "manufacturing campaign" shall refer to two or more batches manufactured in the same manufacturing plant in temporal proximity to each other. The allocation rule set forth in this Section 3.11(b)(ii)(2) shall restart for each calendar year, without any carryover of shortfalls realized for a particular territory in the prior calendar year.

                                (iii)   In the event either Party desires to
reduce the size of a Vested Order previously placed, the percentage by which such Vested Order may be reduced under the contract with the Vendor shall be applied equally to the Territory and to the rest of the world unless the Parties otherwise agree. By way of example, if the supply agreement permits a reduction in Vested Orders of up to 25% for orders with delivery dates at a specified time period in the future, and the Parties desire to reduce the Vested Order for that time period in the Territory by 35% and the rest of the world by 10%, then the reduction for the Territory shall be limited to 25% while the order for the rest of the world is reduced by the full 10%. In that case, by mutual agreement, any further reduction which would have been available for the order for the rest of the world may be reallocated to permit a further reduction in the Vested Order for the Territory.

                                (iv)    If under the contract with the Vendor,
Corixa is obligated to take quantities of Tositumomab produced in excess of the amount specified in the original Vested Order (e.g., as a result of the inherent uncertainty of the quantity of material produced in each batch or due to minimum batch sizes), then at Corixa's option any excess quantities which Corixa is obligated to purchase shall be allocated as between the Territory and the rest of the world pro rata on the basis of the aggregate Vested Orders for delivery to each territory in that calendar year.

                                (v)     The purpose of the foregoing allocation
rules is to permit the Parties jointly (with respect to the Territory) and Corixa independently (with respect to the rest of the world) to make their respective long-term purchase decisions for Tositumomab, with the benefits and risks of such purchase decisions to be allocated to the Parties jointly, or Corixa independently, as the case may be.

                        (c) ALLOCATION OF TERRITORY SUPPLIES IN FAVOR OF INITIAL APPROVAL CLINICAL TRIAL. In the event of Product Shortages giving rise to allocation under this Section

3.11, all quantities of Tositumomab and Iodine I 131 Tositumomab allocated to the Territory in accordance with this Section 3.11 shall be first allocated to supply the requirements of an Initial Approval Clinical Trial in the Territory. After such requirements have been met, Amersham shall decide, in its sole discretion, how the remainder of the Tositumomab and Iodine I 131 Tositumomab allocated to the Territory is used.

        4.      ECONOMICS.

                4.1     TRANSFER PRICE.

                        (a) Subject to the next sentence and Section 4.1(b), Amersham shall pay Corixa for the Tositumomab Corixa provides to Amersham and the Corixa Iodine I 131 Tositumomab, a transfer price equal to the sum of (i) Fully Allocated Costs for such Tositumomab or Corixa Iodine I 131 Tositumomab, as applicable, and (ii) [*] percent ([*]%) of Net Sales for any Product containing or comprising such Tositumomab (even if such Tositumomab is radiolabeled by or on behalf of Amersham) or such Corixa Iodine I 131 Tositumomab (the "Transfer Price"). For clinical trial supplies of Tositumomab and Corixa Iodine I 131 Tositumomab, the Transfer Price paid by Amersham shall exclude that part of the Transfer Price described in (ii) above. Corixa shall pay for all such clinical supplies that are designated for use in an Initial Approval Clinical Trial. Amersham acknowledges that the Fully Allocated Costs for Tositumomab and Corixa Iodine I 131 Tositumomab may vary depending on, among other factors, the then current price paid to BI Pharma by Corixa for Tositumomab and the then current price paid to Nordion by Corixa for Corixa Iodine I 131 Tositumomab. Amersham shall pay the amount set forth in (i) within 30 days after the date of Corixa's invoice therefor. It is anticipated that Corixa will send Amersham semi-annual invoices for Tositumomab (except for Tositumomab designated for use in an Initial Approval Clinical Trial) and monthly invoices for Corixa Iodine I 131 Tositumomab (except for Corixa Iodine I 131 Tositumomab designated for use in an Initial Approval Clinical Trial). The amount set forth in (ii) shall be paid in accordance with Section 4.4.

                        (b) The percentage of Net Sales owed by Amersham pursuant to Section 4.1(a)(ii) shall be reduced to the applicable percentage shown below in a particular country of the Territory during such time as one of the following circumstances is then in effect in such country:


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                                       17

                                                                                   PERCENTAGE
          CIRCUMSTANCE                                                            OF NET SALES
          ------------                                                            ------------
          (i)     there is on sale in such country an [*] that is marketed by          [*]%
          [*] or a distributor or licensee of Corixa (other than [*])

          (ii)    there is on sale in such country a [*] of [*] that is marketed       [*]%
          by [*] which does not [*] in such country [*]

          (iii)   there is on sale in such country a [*] of [*] that is marketed       [*]%
          by [*] which [*] in such country [*]

          (iv)    there is on sale in such country an [*] that is marketed by          [*]%
          [*] which [*] in such country from [*] was required to [*] by law, regulation or governmental agency


                        (c) In the event that more than one circumstance set forth in Section 4.1(b) occurs simultaneously in a particular country, Amersham's percentage of Net Sales shall be the [*] percentage applicable to any of the circumstances. Multiple such simultaneous circumstances shall [*] on the percentage of Net Sales paid by Amersham.

                4.2 FULLY ALLOCATED COST AUDIT. Amersham shall have the right, upon prior written notice to Corixa and at Amersham's cost, to have the certified public accountants of Amersham's choice, bound by confidentiality and reasonably acceptable to Corixa, audit Corixa's books and records to verify Corixa's calculations of Fully Allocated Cost. Amersham may exercise this right no more than once per contract year.

                4.3 QUARTERLY ACCOUNTING FOR TOSITUMOMAB STORED BY NORDION. Some of the Tositumomab manufactured hereunder may be shipped to Nordion so that Nordion can use such Tositumomab for the manufacture of Corixa Iodine I 131 Tositumomab. Under normal circumstances, Amersham shall ordinarily pay the Transfer Price for such Tositumomab after it is made into Corixa Iodine I 131 Tositumomab. Thus, the Transfer Price will include both the Fully Allocated Costs of manufacturing the Tositumomab and the Fully Allocated Cost of making Corixa Iodine I 131 Tositumomab from such Tositumomab. Corixa reserves the right to perform a quarterly assessment of the amount of Amersham-earmarked Tositumomab being stored by Nordion and the length of time that such Tositumomab has been stored by Nordion. For all such Tositumomab that Nordion has stored for more than 6 months, Corixa reserves the right to invoice Amersham for the Fully Allocated Cost of such Tositumomab. Amersham shall pay such invoice within 30 days. If any such Tositumomab is subsequently converted into Corixa Iodine I 131 Tositumomab, Corixa's invoice for the Fully Allocated Cost of such Corixa Iodine I 131 Tositumomab shall include a credit for the amount already paid by Amersham.


* Confidential Treatment Requested

                4.4 QUARTERLY PAYMENTS AND PAYMENT REPORTS. All payments due under Section 4.1(a)(ii) shall be made to Corixa or its designee quarterly within 30 days following the end of each calendar quarter for which payments are due. Each such payment shall be accompanied by a statement stating the number, description, and aggregate Net Sales, by country, of each Product sold during the relevant calendar quarter.

                4.5 PAYMENT METHOD. All payments due under this Agreement to Corixa shall be made by bank wire transfer in immediately available funds to an account designated by Corixa. All payments hereunder shall be made in U.S. dollars and shall be noncreditable and nonrefundable.

                4.6 TAXES. Corixa shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, Amersham will (i) deduct those taxes from the remittable payment, (ii) pay the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to Corixa within 60 days following that tax payment.

                4.7 BLOCKED CURRENCY. In each country in the Territory where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to Corixa in the country in local currency by deposit in a local bank designated by Corixa, unless the Parties otherwise agree.

                4.8 SUBLICENSES. In the event Amersham grants licenses or sublicenses to others to sell Products which are subject to payments under
Section 4.1, such licenses or sublicenses shall include an obligation for the licensee or sublicensee to account for and report its sales of Products on the same basis as if such sales were Net Sales by Amersham, and Amersham shall pay to Corixa, with respect to such sales, payments as if such sales of the licensee or sublicensee were Net Sales of Amersham.

                4.9 FOREIGN EXCHANGE. Payments due on sales of the Product shall be calculated and paid by Amersham in United States Dollars. Sales will be converted into U.S. Dollars from locally billed currency on a monthly basis using the exchange rates for the last trading day of the month as published by Reuters. Royalties will be calculated on a quarterly calendar basis and payments shall be due thirty (30) days after the completion of the quarter.

                4.10 RECORDS; INSPECTION. Amersham shall keep complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for at least three years following the end of the calendar quarter to which they pertain. Such records will open for inspection during such three year period by independent accountants, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than once each calendar year, at reasonable time and on reasonable notice. Inspections conducted under this
Section 4.10 shall be at the expense of Corixa, unless a variation or error producing an increase exceeding [*]% of the royalty amount stated for any period covered by the inspection is established in the course of


* Confidential treatment requested.

such inspection, whereupon all costs relating to the inspection for such period and any unpaid amounts (plus interest) that are discovered will be paid promptly by Amersham.



                4.11 LATE PAYMENT PENALTY. Any payment due under this Article 4 that is not paid by fourteen (14) days after the payment's due date shall accrue interest, which must be paid by the Party with the payment obligation to the recipient Party, on a daily basis at a rate equal to two (2) percent above the then-applicable reference rate of CitiBank, N.A. San Francisco, California (or the maximum amount permitted by law, if less), from the date first owed until paid.

        5.      INTELLECTUAL PROPERTY.

                5.1 OWNERSHIP. Corixa shall own the entire right, title and interest in and to any and all Product Inventions, and Patents covering such Product Inventions. Each Party shall own the entire right, title and interest in and to any and all of its Sole Other Inventions, and Patents covering such Sole Other Inventions. Amersham and Corixa shall each own an undivided one-half interest in and to any and all Joint Other Inventions and Patents and other intellectual property rights claiming or covering or arising from such Joint Other Inventions (the "Joint Other Patents"), with inventorship to be determined under the patent laws of the United States. Amersham and Corixa, as joint owners, shall each have the right to practice and to grant licenses under such Joint Other Patents without a duty of accounting, except as otherwise provided in this Agreement. Amersham hereby covenants that it will not license any Joint Other Patents it Controls for use in conjunction with an anti-CD20 antibody product.

                5.2 DISCLOSURE. Amersham shall submit a written report to Corixa within 60 days of the end of each quarter describing any Product Invention arising during the prior quarter. The Parties shall mutually decide whether to file a patent application for a Joint Other Invention, as discussed in Section 5.3.

                5.3     PATENT PROSECUTION AND MAINTENANCE; ABANDONMENT.

                        (a) Each Party shall retain control over and bear all expenses associated with the filing, prosecution and maintenance of all Patents claiming its Sole Other Inventions.

                        (b) Corixa shall retain control over and bear all expenses associated with the filing, prosecution and maintenance of all Patents claiming Product Inventions.

                        (c) The Parties' rights and obligations with respect to the filing, prosecution and maintenance of Joint Other Patents shall be decided on a case-by-case basis.

                5.4     ENFORCEMENT OF PATENT RIGHTS.

                        (a) If either Party becomes aware of any Third Party activity in the Territory that infringes an issued Patent in the Corixa Intellectual Property Rights or an issued Patent claiming a Product Invention, then that Party shall give prompt written notice to the other Party within thirty (30) days after having knowledge of such infringement. Corixa shall have the primary right, but not the obligation, to institute, prosecute or control any action or proceeding with respect to such infringement by counsel of its own choice.

                        (b) If Corixa enforces a Patent that is part of the Corixa Intellectual Property Rights or covers a Product Invention made by Amersham, then (i) Amersham shall have the right (at its own expense) to participate in such action and to be represented by counsel of its own choice, and (ii) Amersham shall, at the request and expense of Corixa, be joined as a party to the suit. Any damages or monetary award recovered shall be applied to reimburse the reasonable costs and expenses of the Parties in connection with such litigation and the balance shall be divided between Corixa and Amersham in accordance with the percentage to which each such entity funded the suit.

                        (c) If Corixa fails to bring an action or proceeding to enforce a Patent that is part of the Corixa Intellectual Property Rights or covers a Product Invention made by Amersham within a period of sixty (60) days after such notice, then Amersham shall have the right, but not the obligation, to bring and control any such action by counsel of its own choice, and Corixa shall have the right to participate in such action and to be represented, at its own expense, by counsel of its own choice. Any damages or monetary award recovered shall be applied to reimburse the reasonable costs and expenses of the Parties in connection with such litigation and the balance shall be divided between Corixa and Amersham in accordance with the percentage to which each such entity funded the suit.

                5.5     DEFENSE OF THIRD PARTY CLAIMS.

                        (a) If a claim is brought by a Third Party that any activity related to the Agreement or a Product infringes the intellectual property rights of such Third Party, each Party will give prompt written notice to the other Party of such claim. If the Third Party claim arises from Corixa's activities under the Agreement, Corixa shall control and bear the expense of its own defense and, except as set forth in Section 5.5(b), Corixa shall defend, indemnify and hold harmless Amersham, which shall include costs or judgments whether for money or equitable relief, and reasonable legal expenses and reasonable attorney's fees. Corixa shall not enter into a settlement agreement with such Third Party without the written consent of Amersham, which shall not be unreasonably withheld. If the Third Party claim arises from Amersham's activities under the Agreement or from a Product, Amersham shall control and bear the expense of its own defense and Amersham shall defend, indemnify and hold harmless Corixa, which shall include costs or judgments whether for money or equitable relief, and reasonable legal expenses and reasonable attorney's fees. Amersham shall not enter into a settlement agreement with such Third Party without the written consent of Corixa, which shall not be unreasonably withheld.

                        (b) Except as set forth in Section 5.5(a), each Party shall be responsible for its own defense of such Third Party claims, at its own expense and without indemnification by the other Party. In any event, neither Party shall be required to conduct any work under this Agreement which it believes may infringe Third Party rights. In the event the Third Party claim arises from the manufacture, sale or use of a Product by Amersham or its licensee, the indemnity obligations of Amersham under Section 5.5(a) shall apply, and Corixa shall not have any indemnity obligation to Amersham in respect of such claims.

                5.6 TRADEMARKS. Amersham shall be responsible for the acquisition and maintenance of trademarks for the Product in the Territory. Amersham is not licensed to use any trademark Controlled by Corixa.

        6.      CONFIDENTIALITY.

                6.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. All Information disclosed by one Party to the other Party pursuant to this Agreement shall be "Confidential Information." The Parties agree that during the term of this Agreement, and for a period of five years after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party will
(i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts),
(ii) not disclose such Confidential Information to any Third Party without prior written consent of the other Party, except for disclosures made in confidence to any Third Party manufacturer of Tositumomab or Iodine I 131 Tositumomab, and
(iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

                6.2 EXCEPTIONS. The obligations in Section 6.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

                        (a) Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

                        (b) Was known to the receiving Party, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or

                        (c) Is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or

                        (d)     Has been published by a Third Party; or

        Has been independently developed by the receiving Party without the aid, application or use of Confidential Information.

                6.3 AUTHORIZED DISCLOSURE. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

                        (a) Filing or prosecuting Patents relating to Sole Inventions, Joint Inventions or Products;

                        (b)     Regulatory filings;

                        (c)     Prosecuting or defending litigation;

                        (d) Complying with applicable governmental regulations; and

                        (e) Disclosure, in connection with the performance of this Agreement, to Affiliates, sublicensees, research collaborators, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6.

        In addition, Corixa shall have the right to disclose Confidential Information under in connection with discussing potential business transactions involving the Product outside of the Territory provided that Corixa and the party to which Corixa is disclosing the Confidential Information are parties to a written confidentiality agreement.

        The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, investors, and potential investors, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6. In addition, a copy of this Agreement may be filed by Corixa with the Securities and Exchange Commission. In connection with any such filing, Corixa shall endeavor to obtain confidential treatment of economic and trade secret information.

        In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

                6.4 TERMINATION OF PRIOR AGREEMENTS. This Agreement supersedes all mutual non-disclosure agreements entered into by the Parties prior to the Effective Date. All Information exchanged between the Parties under those earlier agreements shall be deemed Confidential Information and shall be subject to the terms of this Article 6.

                6.5 PUBLICITY. The Parties shall agree on the language of the public announcement of the execution of this Agreement prior to the release thereof. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law as advised by the disclosing Party's counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure. The Parties shall agree on language relating to this Agreement which either Party may use without the repeated approval of the other Party.

                6.6 PUBLICATIONS. Amersham shall not publish or present the results of Clinical Trials carried out in the Territory under this Agreement without the opportunity for prior review by Corixa. Subject to Section 6.3, Amersham agrees to provide Corixa the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to any Product at least 30 days prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until Corixa is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications. The Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. Neither Party shall have the right to publish or present Confidential Information of the other Party which is subject to Section 6.1. Nothing contained in this Section 6.6 shall prohibit the inclusion of information necessary for a patent application, except for Confidential Information of the nonfiling Party, provided the nonfiling Party is given a reasonable opportunity to review the information to be included prior to submission of such patent application.

        7.      TERM AND TERMINATION.

                7.1 TERM. This Agreement shall become effective on the Effective Date and shall remain in effect until the sooner to occur of (a) the expiration or termination for any reason by the Parties of the License Agreement, (b) Corixa's inability to supply Amersham's Product needs in the Territory pursuant to terms and conditions hereunder, (c) termination by Corixa due to Amersham's failure to establish a European Facility in accordance with
Section 3.3(d) herein, or (d) termination of this Agreement by a Party for material breach pursuant to Section 7.2 below, including, without limitation, Amersham's failure to comply with the terms and conditions of the BI Pharma Agreements and Nordion Agreements applicable to Amersham.

                7.2     TERMINATION FOR MATERIAL BREACH.

                        (a) If either Party believes that the other is in material breach of this Agreement (including without limitation any material breach of a representation or warranty made in this Agreement), then the non-breaching Party may deliver notice of such breach to the other Party. In such notice the non-breaching Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such breach. The allegedly breaching Party shall have sixty (60) days to either cure such breach or, if cure cannot be reasonably effected within such sixty (60) day period, to deliver to the other Party a plan for curing such breach which is reasonably sufficient to effect a cure. Such a plan shall set forth a program for achieving cure as rapidly as practicable. Following delivery of such plan, the breaching Party shall use Diligent Efforts to carry out the plan and cure the breach. In the event of breach for failure to meet any payment obligations under this Agreement, the breaching Party shall have fifteen (15) days to cure such breach for nonpayment. For the avoidance of any doubt, any failure on the part of Nycomed, Inc. to fulfill its obligations set forth in the Stock Purchase Agreement shall be a material breach of this Agreement.

                        (b) If the Party receiving notice of breach fails to cure such breach within the 60-day period, or the Party providing the notice reasonably determines that the proposed corrective plan or the actions being taken to carry it out is not commercially practicable, the Party originally delivering the notice may terminate this Agreement upon thirty (30) days advance written notice. If Corixa is the breaching Party, Amersham may elect to not terminate this Agreement as provided herein. If the non-breaching Party elects not to terminate this Agreement under circumstances in which such non-breaching Party believes it is entitled to a temporary restraining order against the breaching Party, it may seek such a temporary restraining order. After the issuance of any temporary restraining order granted hereunder, any disputes concerning the appropriateness of such temporary restraining order shall be resolved in accordance with Section
10.1 and, if arbitration results, the arbitrator shall have the right to grant the Party subject to such temporary restraining order any redress that might have been available to such Party if the matter had remained under the jurisdiction of the courts.


                        (c) If a Party gives notice of termination under this Section 7.2 and the other Party disputes whether such notice was proper, then the issue of whether this Agreement has been terminated shall be resolved in accordance with Section 10.1. If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to have been effective 30 days following the date of the notice of termination. If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall have remained in effect.

                7.3     EFFECT OF TERMINATION; SURVIVAL.

                        (a) In the event of termination of this Agreement for any reason, the following provisions of this Agreement shall survive:
Sections 4.10, 4.11, 5.1, 5.3, 6.1, 6.2, 6.3 and 7.3, and Articles 1, 9 and 10.

                        (b) In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party's right to obtain performance of any obligation.

                        (c) In the event of termination of this Agreement as a result of Amersham's termination of the License Agreement pursuant to Section 11.4(a) of the License Agreement, Corixa may, at its sole discretion, purchase from Amersham some or all of the Tositumomab and Corixa Iodine I 131 Tositumomab that Amersham purchased for commercial use and for which Amersham paid Corixa in full prior to the effective date of such termination. Corixa shall pay Amersham any mutually agreed purchase price for such Tositumomab and Corixa Iodine I 131 Tositumomab, provided such price does not exceed the price originally paid by Amersham to Corixa. Amersham shall destroy all Tositumomab and Corixa Iodine I 131 Tositumomab not purchased by Corixa within sixty (60) days of such termination.

        8.      REPRESENTATIONS AND COVENANTS.

                8.1 MUTUAL AUTHORITY. Corixa and Amersham each represents and warrants to the other that (i) it has the authority and right to enter into and perform this Agreement and (ii) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement to which it is or becomes a party or by which it is or becomes bound.

                8.2 PERFORMANCE BY AFFILIATES. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates, provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

        9.      INDEMNIFICATION AND LIMITATION OF LIABILITY.

                9.1     INDEMNIFICATION.

                        (a) Amersham hereby agrees to defend and hold harmless Corixa and its agents and employees from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys' fees ("Losses") resulting directly or indirectly from (i) manufacture, use or storage by Amersham or its sublicensee or agent of Tositumomab, Iodine I 131 Tositumomab or Product or (ii) sale of Product in the Territory, except to the extent such Losses result from an activity as to which Corixa is obliged to indemnify Amersham pursuant to
Section 9.1(b).

                        (b) Corixa hereby agrees to defend and hold harmless Amersham and its agents and employees from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys' fees ("Losses") resulting directly or indirectly from (i) the failure of Tositumomab provided to Amersham by Corixa or Corixa Iodine I 131 Tositumomab to comply with the relevant Specifications or (ii) the failure of Corixa to comply with GMP during its manufacture of Tositumomab or Corixa Iodine I 131 Tositumomab, except to the extent such Losses result from an activity as to which Amersham is obliged to indemnify Corixa pursuant to Section 9.1(a).

                        (c) In the event that a Party (the "Indemnified Party") is seeking indemnification under Section 9.1(a) or (b), the Indemnified Party shall inform the other Party (the "Indemnifying Party") of a claim as soon as reasonably practicable after the Indemnified Party receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested by the Indemnifying Party (at the expense of the Indemnifying Party) in the defense of the claim.

                9.2 LIMITATION OF LIABILITY. EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 9.1, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. For clarification, the foregoing sentence shall not be interpreted to limit or to expand the express rights specifically granted in the sections of this Agreement.

        10.     MISCELLANEOUS.

                10.1 DISPUTE RESOLUTION. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the respective heads of Research and Development of each Party and, if not resolved by the Research and Development heads, by referring the disputed matter to the respective Chief Executive Officers of each Party. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and, within 20 days after such notice, such representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such personnel are unable to resolve a dispute within 30 days of their first meeting of such negotiations, except as provided in Section 10.3, either Party may seek to have such dispute resolved by binding arbitration with a single arbitrator under the commercial rules of the American Arbitration Association. The Parties hereby consent to conduct such binding arbitration procedures in English in the city of New York, New York.

                10.2 GOVERNING LAW. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, as applied to agreements executed and performed entirely in the State of Delaware by residents of the State of Delaware, without regard to conflicts of law rules.

                10.3 PATENTS AND TRADEMARKS. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent rights covering the manufacture, use or sale of any Product or of any trademark rights related to any Product shall be submitted to a court of competent jurisdiction in the territory in which such Patent or trademark rights were granted or arose.

                10.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

                10.5 EXPORT CONTROL. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Corixa or Amersham from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

                10.6 FORCE MAJEURE. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer.

                10.7 NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

               For Corixa:     Senior VP, and Chief Operating Officer
                               Corixa Corporation
                               1124 Columbia Street, Suite 200
                               Seattle, WA 98104

               With a copy to: General Counsel
                               Corixa Corporation
                               1124 Columbia Street, Suite 200
                               Seattle, WA 98104

               With a copy to: Cooley Godward LLP
                               Five Palo Alto Square
                               3000 El Camino Real
                               Palo Alto, CA 94306
                               Attention: Robert L. Jones, Esq.

               For Amersham:   Group Secretary
                               Amersham PLC
                               Amersham Place
                               Little Chalfont
                               Buckinghamshire
                               ENGLAND HP7 9NA

               With a copy to: General Counsel
                               Amersham Health, Inc.
                               101 Carnegie Center
                               Princeton, NJ 08540

                10.8 CONSENTS NOT UNREASONABLY WITHHELD OR DELAYED. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

                10.9 MAINTENANCE OF RECORDS. Each Party shall keep and maintain all records required by law or regulation with respect to Products and shall make copies of such records available to the other Party upon request.

                10.10 UNITED STATES DOLLARS. References in this Agreement to "Dollars" or "$" shall mean the legal tender of the United States of America.

                10.11 NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

                10.12 ENGLISH. This Agreement has been prepared in English and shall be interpreted solely in English.

                10.13 ASSIGNMENT. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except a Party may make such an assignment without the other Party's consent to an Affiliate or to a successor to substantially all of the business of such Party, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 10.13 shall be null and void and of no legal effect.

                10.14 HARDSHIP. If, during the term of the Agreement, performance of the Agreement should lead to unreasonable hardship for one or other Party taking the interests of both Parties into account both Parties shall endeavor to agree in good faith to amend the Agreement in the light of the change in circumstances.

                10.15 ELECTRONIC DATA INTERCHANGE. If both Parties elect to facilitate business activities hereunder by electronically sending and receiving data in agreed formats (also referred to as Electronic Data Interchange or "EDI") in substitution for conventional paper-based documents, the terms and conditions of this Agreement shall apply to such EDI activities.

                10.16 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                10.17 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

                10.18 SEVERABILITY. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized. If the Parties, after making good faith effort, are unable to effectively replace an invalid or unenforceable provision pursuant to this Section 10.18, and a Party is suffering or reasonably expects to suffer significant economic harm as a result of the invalidity or unenforceability of an original provision of this Agreement, such Party shall have the right to terminate this Agreement upon six months prior written notice to the other Party. Such termination shall be in accordance with the provisions of Section
7.3 of this Agreement.

                10.19 AMBIGUITIES. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

                10.20 HEADINGS. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

                10.21 NO WAIVER. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

        IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

AMERSHAM PLC                                       CORIXA CORPORATION

By:                                                By:
   -----------------------------------------          -------------------------------------------

Name:                                              Name:  Steven Gillis
     ---------------------------------------            -----------------------------------------
Title:                                             Title: Chairman and Chief Executive Officer
      --------------------------------------             ----------------------------------------
Date:                                              Date:
     ---------------------------------------            -----------------------------------------

                                    EXHIBIT A

                                 CORIXA FORECAST

              CALENDAR YEAR                        AMOUNT
              -------------                      ---------
              2001                               [*] grams
              2002                               [*] grams
              2003                               [*] grams



* Confidential Treatment Requested

                                    EXHIBIT B

                                EUROPEAN FACILITY

                            MILESTONES AND TIMELINES

MILESTONE                                             TIMELINE
----------                                            ---------
Development of [*] for [*].                             Within [*] days following the Effective Date
Completion of [*], ready for submission for [*].        June 30, [*]
Commencement of [*].                                    Beginning June 30, [*]
Purchase of all [*] required for [*] of Product.        December 30, [*]
Validation of [*] and submission of validation          Completed by September 30, [*]
documents to regulatory agencies as required.



* Confidential Treatment Requested

1.      Definitions..........................................................................1

        1.1    "Amersham Iodine I 131 Tositumomab"...........................................1

        1.2    "BI Pharma Agreements"........................................................1

        1.3    "Clinical Trial"..............................................................1

        1.4    "Controlled"..................................................................1

        1.5    "Corixa"......................................................................2

        1.6    "Corixa Intellectual Property Rights".........................................2

        1.7    "Corixa Iodine I 131 Tositumomab".............................................2

        1.8    "Corixa Territory"............................................................2

        1.9    "Diligent Efforts"............................................................2

        1.10   "Effective Date"..............................................................2

        1.11   "European Facility"...........................................................2

        1.12   "Fully Allocated Cost"........................................................2

        1.13   "Good Clinical Practice"......................................................3

        1.14   "Good Laboratory Practice"....................................................3

        1.15   "Good Manufacturing Practice".................................................3

        1.16   "Information".................................................................3

        1.17   "Initial Approval Clinical Trials"............................................3

        1.18   "Initial Development Plan"....................................................4

        1.19   "Intellectual Property Rights"................................................4

        1.20   "Invention"...................................................................4

        1.21   "Iodine I 131 Tositumomab"....................................................4

        1.22   "Joint Other Inventions"......................................................4

        1.23   "Know-How"....................................................................4

        1.24   "Net Sales"...................................................................4

        1.25   "Nordion Agreements"..........................................................5

        1.26   "Other Invention".............................................................5

        1.27   "Patent"......................................................................5

        1.28   "Product".....................................................................5

        1.29   "Product Invention"...........................................................5

        1.30   "QA/QC Costs".................................................................5

        1.31   "Sole Other Inventions".......................................................5


        1.32   "Specifications"..............................................................5

        1.33   "Stock Purchase Agreement"....................................................6

        1.34   "Territory"...................................................................6

        1.35   "Therapy".....................................................................6

        1.36   "Third Party".................................................................6

        1.37   "Tositumomab".................................................................6

        1.38   "Transfer Price"..............................................................6

2.      General Understanding................................................................6

3.      Manufacturing And Supply Of Antibody.................................................6

        3.1    Tositumomab...................................................................6

        3.2    Corixa Iodine I 131 Tositumomab...............................................8

        3.3    Amersham Iodine I 131 Tositumomab............................................10

        3.4    Distribution.................................................................12

        3.5    Customer Orders..............................................................12

        3.6    Enhancements.................................................................12

        3.7    Manufacturing Regulatory Compliance..........................................13

        3.8    Regulatory Compliance........................................................13

        3.9    Quality Control; Testing.....................................................13

        3.10   Non-Compliance with Specifications...........................................13

        3.11   Allocation in the Event of Product Shortages.................................13

4.      Economics...........................................................................16

        4.1    Transfer Price...............................................................16

        4.2    Fully Allocated Cost Audit...................................................17

        4.3    Quarterly Accounting for Tositumomab Stored by Nordion.......................17

        4.4    Quarterly Payments and Payment Reports.......................................18

        4.5    Payment Method...............................................................18

        4.6    Taxes........................................................................18

        4.7    Blocked Currency.............................................................18

        4.8    Sublicenses..................................................................18

        4.9    Foreign Exchange.............................................................18

        4.10   Records; Inspection..........................................................18

        4.11   Late Payment Penalty.........................................................19


5.      Intellectual Property...............................................................19

        5.1    Ownership....................................................................19

        5.2    Disclosure...................................................................19

        5.3    Patent Prosecution and Maintenance; Abandonment..............................19

        5.4    Enforcement of Patent Rights.................................................19

        5.5    Defense of Third Party Claims................................................20

        5.6    Trademarks...................................................................21

6.      Confidentiality.....................................................................21

        6.1    Nondisclosure of Confidential Information....................................21

        6.2    Exceptions...................................................................21

        6.3    Authorized Disclosure........................................................21

        6.4    Termination of Prior Agreements..............................................22

        6.5    Publicity....................................................................22

        6.6    Publications.................................................................22

7.      Term And Termination................................................................23

        7.1    Term.........................................................................23

        7.2    Termination for Material Breach..............................................23

        7.3    Effect of Termination; Survival..............................................24

8.      Representations And Covenants.......................................................24

        8.1    Mutual Authority.............................................................24

        8.2    Performance by Affiliates....................................................24

9.      Indemnification And Limitation Of Liability.........................................25

        9.1    Indemnification..............................................................25

        9.2    Limitation of Liability......................................................25

10.     Miscellaneous.......................................................................25

        10.1   Dispute Resolution...........................................................25

        10.2   Governing Law................................................................26

        10.3   Patents and Trademarks.......................................................26

        10.4   Entire Agreement; Amendment..................................................26

        10.5   Export Control...............................................................26

        10.6   Force Majeure................................................................26

        10.7   Notices......................................................................27

        10.8   Consents Not Unreasonably Withheld or Delayed................................27

        10.9   Maintenance of Records.......................................................27

        10.10  United States Dollars........................................................28

        10.11  No Strict Construction.......................................................28

        10.12  English......................................................................28

        10.13  Assignment...................................................................28

        10.14  Hardship.....................................................................28

        10.15  Electronic Data Interchange..................................................28

        10.16  Counterparts.................................................................28

        10.17  Further Actions..............................................................28

        10.18  Severability.................................................................28

        10.19  Ambiguities..................................................................29

        10.20  Headings.....................................................................29

        10.21  No Waiver....................................................................29